Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is effective as of the 18th day of November, 2015, by and between Lumber Liquidators Holdings, Inc. and John M. Presley (“Employee”). Hereinafter, Lumber Liquidators Holdings, Inc. and its subsidiaries shall collectively be referred to as “Lumber Liquidators” or the “Company”, unless the context otherwise requires.

WHEREAS, the Company is primarily engaged in the business of the production and retail sale of hardwood, laminate, engineered, bamboo, cork and resilient flooring and related products;

WHEREAS, the Company maintains its corporate headquarters in Toano, Virginia, and operates retail locations throughout the United States and Canada;

WHEREAS, Employee has been a director of the Company since 2006 and has served as the Company’s Chairman since May 2015;

WHEREAS, Employee has certain valuable experience and expertise in matters related to the management of enterprises similar to the Company;

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company under the terms and conditions set forth below; and

WHEREAS, Company has granted Employee certain stock options and stock awards in anticipation of Employee’s employment hereunder.

NOW, THEREFORE, for and in consideration of the promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:

ARTICLE I

EMPLOYMENT

1.1. Employment. The Company will employ Employee in the position of President and Chief Executive Officer and, in that position, Employee will report directly to the Board of Directors of the Company. The Company retains the right to change Employee’s duties and reporting relationships as may be determined by the Company.

1.2. Term. Employee’s employment with the Company shall begin on November 16, 2015 (“Commencement Date”) and shall continue until it is terminated in accordance with Article II of this Agreement.

1.3. Duties. In the position of Chief Executive Officer, Employee will be a key employee of the Company and will be involved in the Company’s strategic planning. In his executive capacity with the Company, Employee shall:

(a) Report to the Board of Directors.

(b) Diligently perform the duties and exercise the powers and functions which from time to time may reasonably be required of, assigned to, or vested in Employee by the Company and/or the Board of Directors. The Company and/or the Board of Directors shall have the sole authority and discretion to set and establish the reasonable work schedules, duties, and standards applicable to Employee.

(c) Comply with all policies, standards and rules of the Company now or hereafter promulgated.

(d) During working hours, devote the whole of Employee’s time, attention and ability to Employee’s duties hereunder at such place or places as the Company shall from time to time reasonably determine.

(e) Employee shall not, directly or indirectly, engage or associate with, or become employed with, as an employee, consultant, or otherwise, any other business without the prior written approval of the Board of Directors of the Company.

(f) Well and faithfully serve the Company to the best of Employee’s abilities, and at all times use Employee’s best efforts to promote, develop, and extend the interests of the Company.

1.4. Compensation.

(a) Base Salary. Employee shall receive an annual base salary of $625,000 payable to Employee in accordance with the Company’s normal payroll schedule. The Company shall withhold state and federal income taxes, social security taxes and shall make such other payroll deductions as may be required by law or mutually agreed upon in writing by Employee and the Company. Base salary will be reviewed on an annual basis by the Compensation Committee.

(b) Incentive Bonus Plan. Effective January 1, 2016, Employee will be eligible to participate in the Company’s Annual Bonus Plan for Executive Management (the “Bonus Plan”). Under the terms of the Bonus Plan as approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), Employee will be eligible to receive a yearly bonus in an amount up to 100% of Employee’s base salary. The target bonus amount shall be based upon Lumber Liquidators’ performance as a company and upon goals and objectives specific to Employee’s position, each as defined by the Board of Directors of the Company. The awarding of (or decision not to award) a bonus and the amount thereof is a decision left to the sole discretion of Lumber Liquidators and the Board of Directors. The Bonus Plan is subject to amendment, modification or termination, with or without notice, in the Company’s sole reasonable discretion. All compensation payments, bonus payments, and benefits provided to Employee shall be subject to all applicable withholding and deductions. Employee shall not be eligible for any performance or incentive bonus(es), including but not limited to the Bonus Plan, for or applicable to 2015.

(c) Benefits. Employee shall be entitled to participate in or become a participant in any employee benefit plan and fringe benefits maintained by the Company for which Employee is or will become eligible on such terms as the Company, in its reasonable discretion, may establish, maintain, modify or otherwise change. The benefits plans and fringe benefits contemplated hereby may be amended, enlarged, or diminished by the Company at any time in the Company’s reasonable discretion.

(d) Paid Time Off. Employee will be provided twenty (20) days of paid time off (“PTO”) per year beginning on the Commencement Date and prorated for 2015. PTO includes sick and vacation time but not holidays. Unused PTO will not be carried over to subsequent years.

(e) Holidays. Lumber Liquidators observes six (6) scheduled holidays each year. Those holidays currently are New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. The holiday schedule is established in advance of each year and is subject to change.

(f) Severance Payment. If Employee’s employment is terminated by the Company “without Cause” (pursuant to 2.3(b)) or is terminated by Employee upon a “Change in Control” or for a “Good Reason Event” (pursuant to 2.4(b)-(c)), Employee shall be entitled to either (i) if such termination occurs on or before December 31, 2016, twelve (12) months of Employee’s then current base salary; or (ii) if such termination occurs on or after January 1, 2017, six (6) months of Employee’s then current base salary (either, the “Separation Pay”)

To the extent required because Employee is a “specified employee” as determined under Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulations thereunder (“Section 409A”) as of the date of Employee’s termination of employment, any payments provided under this Section 1.4(f) shall be paid on the first day of the month following the six-month anniversary of Employee’s termination of employment. “Termination of employment” under this Agreement shall be determined in a manner consistent with the definition of separation from service under Section 409A.

Provided, however, notwithstanding anything in this Agreement to the contrary, Employee’s entitlement to the payments provided for under this Section 1.4(f) are expressly subject to and conditioned on Employee’s execution of a release agreement in a form agreeable to the Company and substantially similar to the release agreement form attached hereto as Exhibit A (the “Release”); and Employee’s continued compliance with the provisions of Article III. Except as provided above, the Separation Pay shall be payable as a lump sum payment no later than thirty (30) days following the Effective Date as defined in the Release.

(g) Clawback. Employee agrees that any incentive-based compensation or award that Employee receives from the Company under this Agreement or otherwise for serving as the Company’s Chief Executive Officer will be subject to repayment or clawback by the Company as may be required by any law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) as the Board of Directors of the Company reasonably determines.

1.5. Reimbursement of Business Expenses. The Company shall reimburse Employee for all normal and customary business expenses reasonably incurred during the term of this Agreement by Employee in the proper performance of his duties under this Agreement, consistent with written Company policy. With respect to reimbursement, Employee shall comply with the Company’s policies regarding documentation and submittal of expenses incurred.

1.6. Cessation of Compensation. Except as expressly provided herein, all compensation and benefits provided Employee under this Agreement will stop on the date of the cessation of the Employee’s employment hereunder, except where Employee is eligible for continuation of such benefits as specified by federal laws or laws of the Commonwealth of Virginia, including continuation of group health insurance benefits pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).

ARTICLE II

TERMINATION

2.1. Illness and Incapacity. If, during the term of Employee’s employment, Employee is prevented, in the Company’s reasonable judgment, from effectively performing any essential part of his duties under this Agreement for a period in excess of 90 consecutive days (or more than 120 days during any period of 365 calendar days) by reason of illness, disability, or any other reason, the Company, by written notice to Employee, may terminate Employee’s employment. Upon delivery to Employee of such notice, Employee’s employment and all obligations of the Company under Article I will terminate, other than with respect to Employee’s entitlement to (a) any earned but unpaid salary and accrued but unused PTO, and (b) any benefits for which he is then eligible. The obligations of Employee under Article III of this Agreement will continue notwithstanding the cessation of Employee’s employment pursuant to this Section. Nothing in this Section 2.1 or the remainder of the Agreement shall be deemed to reduce or expand, or otherwise modify, the parties’ respective rights and obligations under the federal Americans with Disabilities Act or any analogous and applicable state or local law. Employee shall not be entitled to any payment under Section 1.4(f) in the event of the cessation of Employee’s employment pursuant to this Section 2.1.

2.2. Death. The Agreement and the parties’ obligations hereunder shall terminate upon the death of Employee; provided, however, that in such event, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to termination, and the Company shall pay to the estate of the Employee any earned but unpaid salary and accrued but unused PTO as of the date of Employee’s death. Employee shall not be entitled to any payment under Section 1.4(f) in the event of the cessation of Employee’s employment pursuant to this Section 2.2.

2.3. Termination by the Company. Employee’s employment under this Agreement may be terminated by the Company with or without cause as set forth hereunder.

(a) The Company shall have the right to terminate Employee’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Employee shall not be entitled to any payment under Section 1.4(f) in the event of the cessation of Employee’s employment pursuant to this Section 2.3. For purposes of this Agreement, “Cause” shall include:

i.	Unauthorized use or disclosure of the Company’s confidential information or trade secrets;

ii.	Material breach of any agreement between Employee and the Company, including this Agreement, which such breach is not cured within ten (10) days after Employee’s receipt of prior written notice thereof from the Company;

iii.	Material failure to comply with the Company’s policies or rules, which such failure is not cured within ten (10) days after Employee’s receipt of prior written notice thereof from the Company;

iv.	Conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or any crime of moral turpitude;

v.	Intentional failure to perform Employee’s duties or refusal to abide by or comply with the lawful directives of the Company;

vi.	Willful dishonesty, fraud, gross misconduct, or gross negligence with respect to the business or affairs of the Company that, in the reasonable judgment of the Company, materially and adversely affects the operations or reputation of the Company; and

vii.	Failure of the Company to meet financial performance measurements set by the Company’s Board of Directors; provided, however, that such failure shall not constitute grounds for termination of Employee’s employment by the Company for “Cause” hereunder if such failure is the result of (A) events, occurrences or circumstances affecting the economy or financial markets in general, or (B) other events, occurrences or circumstances which Employee cannot control.

(b) Employee’s employment hereunder may also be terminated without Cause or reason by the Company upon sixty (60) days written notice to the Employee or immediately upon providing Employee with Employee’s salary in an amount equivalent to that due over the applicable notice period in lieu of allowing the Employee to continue his employment throughout the required notice period or remainder thereof. In the event Employee’s employment under this Agreement is terminated by the Company without Cause, Employee shall be entitled to:

i.	Any earned but unpaid salary and accrued but unused PTO as of the date of termination; and

ii.	The applicable severance payment as set forth in Section 1.4(f), provided Employee complies with Section 1.4(f) and subject to the payment conditions set forth therein.

2.4. Termination by Employee.

(a) Employee may terminate his employment hereunder by providing the Company with sixty (60) days written notice of his intention to resign. Without converting such termination to a termination by the Company without Cause or reason (as noted in Section 2.3(a), the Company may provide Employee with Employee’s salary in an amount equivalent to that due over the applicable notice period in lieu of allowing the Employee to continue his employment throughout the required notice period or remainder thereof. In such case, the effective date of Employee’s termination shall be the date that the Company makes such payment to Employee. If Employee terminates his employment under this Section, he shall have no right to receive any further compensation or benefits (including severance payments or payments under the applicable Bonus Plan), if any, under this Agreement after the effective date of the termination of his employment. Employee shall not be entitled to any payment under Section 1.4(f) in the event of the cessation of Employee’s employment pursuant to this Section 2.4(a).

(b) Upon occurrence of a Change of Control and a resulting material reduction in either Employee’s compensation or job responsibilities without the consent of Employee, Employee may, within sixty (60) days of the Change of Control, elect to terminate his employment. In such instance, provided that Employee declares his intent in writing to the Company to terminate his employment within sixty (60) days of the Change of Control, Employee shall be entitled to the applicable compensation package set forth in Section 1.4(f) provided Employee complies with Section 1.4(f) and subject to the payment conditions set forth therein. For purposes of this Section 2.4(b) the term “Change of Control” shall have the meaning ascribed to such term in the Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan.

(c) Employee shall have the right to terminate employment under this Agreement at any time upon thirty (30) days written notice to the Company after a Good Reason Event. For purposes of this Agreement, a “Good Reason Event” shall include (i) a material reduction in Employee’s compensation or benefits without the consent of Employee, or (ii) a material breach of this Agreement by the Company which is not cured within ten (10) days after the Company’s receipt of prior written notice thereof from Employee. In the event that Employee terminates this Agreement in connection with a Good Reason Event, Employee shall be entitled to the applicable compensation package set forth in Section 1.4(f) provided Employee complies with Section 1.4(f) and subject to the payment conditions set forth therein.

2.5. Continuation of Obligations. Regardless of how Employee’s employment with the Company ends, the obligations of Employee under Article III of this Agreement shall continue notwithstanding the cessation of Employee’s employment. In addition, no cessation of the Employee’s employment with the Company shall affect any liability or other obligation of Employee that shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach of this Agreement.

ARTICLE III

EMPLOYEE’S COVENANTS AND AGREEMENTS

3.1. Proprietary Rights. All rights, including without limitation any writing, discoveries, inventions, innovations, and computer programs and related documentation and all intellectual property rights therein, including without limitation copyright (collectively “Intellectual Property”) created, designed or constructed by Employee during the Employee’s term of employment with the Company, that are related in any way to Employee’s work with the Company or to any of the products and/or services provided by the Company, shall be the sole and exclusive property of the Company. Employee agrees to deliver and assign to the Company all such Intellectual Property and all rights which Employee may have therein and Employee agrees to execute all documents, including without limitation patent applications, and make all arrangements necessary to further document such ownership and/or assignment and to take whatever other steps may be needed to give the Company the full benefit thereof. Employee further agrees that if the Company is unable after reasonable effort to secure the signature of Employee on any such documents, the Secretary of the Company or a designee thereof shall be entitled to execute any such papers as the agent and attorney-in-fact of Employee and Employee hereby irrevocably designates and appoints each such person as Employee’s agent and attorney-in-fact to execute any such papers on Employee’s behalf and to take any and all actions required or authorized by the Company pursuant to this subsection. Without limitation to the foregoing, Employee specifically agrees that all copyrightable materials generated by employee during the term of Employee’s employment with the Company, including but not limited to, computer programs and related documentation, that are related in any way to Employee’s work with the Company or to any of the services provided by the Company, shall be considered works made for hire under the copyright laws of the United States and shall upon creation be owned exclusively by the Company. To the extent that any such materials, under applicable law, may not be considered works made for hire, Employee hereby assigns to the Company the ownership of all copyrights in such materials, without the necessity of any further consideration, and the Company shall be entitled to register and hold in its own name all copyrights in respect of such materials. The provisions of this section shall apply regardless of whether any activities related to the creation of any Intellectual Property took place inside or outside of the Company’s working hours.

3.2. Confidential Information. Employee understands and agrees that:

(a)                in the course of his employment with the Company, he will acquire information that could include, in whole or in part, information concerning Company sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customer purchases from the Company, Company sources of supply, Company computer programs, system documentation, special hardware, product hardware, related software development, Company manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions, or other confidential or proprietary information belonging to the Company or relating to the Company’s affairs (collectively referred to as “Confidential Information”);

(b)	the Confidential Information is the property of the Company;

(c)                the use, misappropriation, or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company;

(d)               it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret; and

(e)                that Employee will not disclose the Confidential Information to others or use the Confidential Information for any reason other than on behalf of the Company, either during, or at any time following the cessation of, Employee’s employment with the Company. Notwithstanding anything to the contrary contained herein, Confidential Information shall not be deemed to include any information generally known or readily accessible in the trade or industry in which the Company is involved, provided the same are not in the public domain as a consequence of disclosure by the Employee in violation of this Agreement.

3.3. Return of Materials. Upon the cessation, for any reason, of Employee’s employment with the Company, Employee will promptly deliver to the Company all Company property, including but not limited to, all computers, phones, equipment, correspondence, manuals, letters, notes, notebooks, reports, flow charts, programs, proposals, and any documents concerning the Company’s customers, operations, products or processes (actual or prospective) or concerning any other aspect of the Company’s business (actual or prospective) and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

3.4. Restrictive Covenants.

(a) Definitions.

i.	“Business” means the sale and provision of hardwood, engineered, bamboo, cork, laminate, resilient or tile flooring and related products and services.

ii.	“Competing Business” means Home Depot, Lowe’s, Floor & Décor, The Tile Shop, Menards and/or any Person that earns more than 50% of its gross revenues from, individually or in combination, the sale or installation of hardwood, engineered, bamboo, cork, laminate, resilient or tile flooring or related flooring products and services.

iii.	“Competing Position” means a position held by Employee with a Competing Business that involves duties within the Restricted Territory that are the same as or substantially similar to the duties Employee performed for the Company within the twelve (12) months prior to the Separation Date.

iv.	“Customer” means any Person to whom or which Employee has provided, or is providing, any products or services related to the Business during the twelve (12)-month period preceding the Separation Date.

v.	“Material Contact” means: (a) for purposes of the Customer non-solicitation provision below, contact between Employee and any Customer within twelve (12) months prior to the Separation Date; provided, however, that: (i) Employee communicated directly with such Customer on behalf of the Company during that twelve (12) month period; or (ii) Employee obtained confidential information about such Customer in the ordinary course of business as a result of Employee’s association with the Company; and (b) for purposes of the employee, Contractor and Vendor non-recruit and non-solicitation provisions below, contact in person, by telephone, or by paper or electronic correspondence, in furtherance of the Business, within the twelve (12) month period preceding the Separation Date.

vi.	“Person” means a governmental body or any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

vii.	“Restricted Period” means the twelve (12) months following the Separation Date. Nothing herein is intended to relieve Employee of Employee’s fiduciary duties under applicable law.

viii.	“Restricted Territory” means the continental United States and Ontario, Canada.

ix.	“Separation Date” shall mean the date of cessation of Employee’s employment under Article 2 or for any other reason.

x.	“Vendor” or “Contractor” means any Person who or which has provided products or services to the Company in exchange for compensation of over $10,000 within twelve (12) months prior to the Separation Date.

(b) Non-Competition. Employee acknowledges that, in the course of Employee’s employment with the Company, Employee has become familiar with the Company’s trade secrets and other Confidential Information and that Employee’s services have been of special, unique and extraordinary value to the Company. Therefore, Employee agrees that Employee shall not, during the Restricted Period, directly or indirectly work in a Competing Position or supervise, manage or control a Competing Business, where Employee’s primary duty is to provide the same or substantially similar products or services as the Company within the Restricted Territory. For the avoidance of doubt, nothing herein shall prohibit Employee from being a passive owner of not more than three percent (3%) of the outstanding stock of any Competing Business which is publicly traded, so long as Employee has no active participation in the business of such company.

(c) Non-Piracy of Employees. During the Restricted Period, Employee shall not directly or indirectly through another Person, whether on Employee’s own behalf or on behalf of another Person: (i) induce or attempt to induce any employee of the Company with whom Employee had Material Contact to terminate or lessen such employment with the Company for the purpose of performing services or selling products for a Competing Business; or (ii) hire or cause to be hired by a Competing Business any person who was employed by the Company within the twelve (12) month period preceding the Separation Date.

(d) Non-Solicitation of Customers. During the Restricted Period, Employee shall not directly or indirectly through another Person, whether on Employee’s own behalf or on behalf of another Person: (i) induce or attempt to induce any Customer with whom Employee had Material Contact for the purpose of selling to the Customer any products or services for a Competing Business; or (ii) sell or offer to sell products or services on behalf of a Competing Business to any Customer of the Company with whom Employee had Material Contact.

(e) Non-Interference With Contracts. During the Restricted Period, Employee shall not directly or indirectly through another Person, whether on Employee’s own behalf or on behalf of another Person, induce or attempt to induce any Contractor to or Vendor of the Company with whom Employee had Material Contact to terminate, diminish or lessen their relationship with the Company.

(f) Employee understands that the foregoing restrictions will not limit Employee’s ability to earn a livelihood and that Employee has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions (given Employee’s education, skills and ability). Employee further understands that (i) the Company would not have consummated this Agreement or the Release but for the covenants contained in this Article III and (ii) the provisions of Article III are reasonable and necessary to preserve the business of the Company.

(g) Employee shall inform any prospective employer that engages in any business similar to the Business of any and all restrictions contained in this Section 3.4 of the Agreement during any period when such restrictions remain effective and provide such employer with a copy of such restrictions prior to the commencement of that employment.

ARTICLE IV

EMPLOYEES REPRESENTATIONS AND WARRANTIES

4.1. No Prior Agreements. Employee represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement, or understanding which in any manner would limit or otherwise affect his ability to perform any of his obligations under this Agreement, including, without limitation, any contract, agreement, or understanding containing terms and provisions similar in any manner to those contained in Article III. The Company shall have no liability under any such agreement between Employee and a third party.

4.2. Employee’s Abilities. Employee represents that his experience and capabilities are such that the provisions of Article III will not prevent him from earning a livelihood in the event his employment with the Company were to cease and Employee acknowledges that it would cause the Company serious and irreparable injury and cost if Employee were to violate any of the provision of Article III to the detriment of the Company or to otherwise breach his obligations under Article III.

4.3. Review by Counsel. Employee represents and warrants that this Agreement is the result of full and otherwise fair bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for Employee review this Agreement and to verify that the terms and provisions of this Agreement are reasonable and enforceable.

ARTICLE V

GENERAL PROVISIONS

5.1. Authorization to Modify Restrictions. The invalidity of any portion of this Agreement shall not be deemed to affect the validity of any other provisions. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision. Further, if any part on any provision of this Agreement, including Article III, shall be determined to be invalid or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the parties agree that the court making such determination may reduce such extent, duration or geographical scope, or other provisions thereof, and in its reduced form such part or provision shall then be enforceable in the manner contemplated hereby.

5.2. No Waiver. The failure of either the Company or Employee to insist upon the performance of any term in this Agreement shall not waive any such term or any other term of this Agreement. Instead, this Agreement shall remain in full force and effect as if no such forbearance had occurred.

5.3. Company Violation Not a Defense. In an action by the Company for specific performance and/or injunctive relief under this Agreement, any claims asserted by Employee against the Company as violations of this Agreement shall not constitute a defense.

5.4. Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter of this Agreement and may be amended only by a writing signed by each of them.

5.5. Governing Law, Section 409A. This Agreement will be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Virginia without regard to Virginia’s conflict of laws provisions. This Agreement is intended to comply with Section 409A and shall be interpreted and administered accordingly.

5.6. Consent to Jurisdiction. Employee hereby irrevocably submits to the jurisdiction of the appropriate state or federal courts located in the Commonwealth of Virginia in any action or proceeding arising out of or relating to disputes under this Agreement.

5.7. Venue. Employee irrevocably waives any current or future objection to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in any Virginia state or federal court and any objection on the ground that any such action or proceeding in either court has been brought in an inconvenient forum. However, nothing in this Section 5.7 will affect the right of the Company to bring any action or proceeding against Employee or his property in the courts of other jurisdictions.

5.8. Remedy. Employee understands and acknowledges that the Company has a legitimate business interest in preventing Employee from taking any actions in violation of Article III of this Agreement and that Article III is intended to protect the legitimate business interests and goodwill of the Company. Employee further acknowledges that a breach of Article III of this Agreement will irreparably and continually damage the Company. Employee therefore agrees that in the event Employee violates any provision of this Agreement contained in Article III, the Company will be entitled to seek an injunction stopping Employee from breaching or continuing to breach Employee’s obligations thereunder, other appropriate injunctive relief, specific performance, any other equitable remedies and any and all remedies provided by law. Employee further acknowledges that the Company engages in a highly competitive business throughout the United States as well as countries outside of the United States, and further, that the geographic limitation contained in Section 3.4 is necessary to protect the Company’s business.

5.9. Recovery of Expenses. The prevailing party in any proceeding arising from this Agreement will be entitled to reasonable attorneys’ fees, costs, and the expenses of litigation from the non-prevailing party.

5.10. Agreement Binding. The obligations of Employee under this Agreement will continue as stated in this Agreement after the cessation of his employment with the Company and will inure to the benefit of any successors and assigns of the Company.

5.11. Counterparts, Section Headings. This Agreement may be executed in any number of counterparts. Each will be considered an original, but all will constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

5.12. Notices. All notices, demands, requests and other communications required by or in regards to this Agreement shall be in writing or by written telecommunication and given by personal delivery to the addressee, by mail (certified mail, return receipt requested, postage prepaid) or by telecommunication. Either party may from time to time change its address, facsimile number, electronic mail address or designated individual by notice to the other party.

To Company:	Lumber Liquidators Holdings, Inc.
3000 John Deere Road
Toano, Virginia 23168
Attention: General Corporate Counsel

To Employee:	John M. Presley, at the latest address on file for Employee.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THAT SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement or caused it to be executed on this 23rd day of February, 2016.

EMPLOYEE	LUMBER LIQUIDATORS HOLDINGS, INC.

/s/ John M. Presley	By:	/s/ Jill Witter
John M. Presley	Name:	Jill Witter
	Title:	Chief Compliance and Legal Officer

EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release (the "Agreement"), dated this ____ day of __________, _______ by and between Lumber Liquidators, Inc. (“LL”) and its affiliated entity(ies) (collectively and, where applicable, individually, the “Company”), and __________ (“Employee”) provides:

RECITALS:

WHEREAS Employee has been employed by the Company;

WHEREAS, Employee and Company entered into a certain employment agreement (“Employment Agreement”) containing, inter alia, terms and conditions for the payment of certain separation or severance benefits (the “Separation Pay”);

WHEREAS a form of release agreement similar to this Agreement was provided to Employee prior to Employee’s execution of the Employment Agreement, and was incorporated into that Employment Agreement;

WHEREAS the Separation Pay and other consideration in the Employment Agreement were and are expressly conditioned on, among other things, the Employee’s execution of an agreement similar to this Agreement; and

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained in the Employment Agreement and herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby covenant and agree as follows:

AGREEMENT:

1. Termination of Employment; Separation Benefits. Employee’s Employment with the Company ceased effective ____________ (the “Separation Date”).

2. Consideration. Employee hereby agrees and acknowledges that the Separation Pay, and other benefits set forth in Employment Agreement and herein are in addition to, and more than, the Company is required to do under its normal policies and procedures and that they are in addition to anything of value to which Employee already is entitled.

3. Complete Payment. Employee agrees that the payments and performances described in this Agreement and the Employment Agreement are all that Employee shall be entitled to receive from the Company except for vested qualified retirement benefits, if any, to which Employee may be entitled under the Company's ERISA plans. Except as required by law, the Company shall not be required to make any other payments of any kind to Employee upon termination or expiration of this Agreement and/or the Employment Agreement. Employee further agrees and acknowledges that Employee shall have no right or claim to any bonus payment from the Company including, but not limited to, any bonus under the Lumber Liquidators Holdings, Inc. Annual Bonus Plan for Executive Management or the Lumber Liquidators Holdings, Inc. Annual Bonus Plan for Non-Executive Management. Notwithstanding the termination, expiration or nonrenewal of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them after such termination, expiration or nonrenewal, expressly including Sections 4, 6, 8-9 and 12.

4. Return of Company Property. Employee will promptly deliver to the Company all Company property, including but not limited to, all computers, phones, correspondence, manuals, letters, notes, notebooks, reports, flow charts, programs, proposals, third party equipment that Company is authorized to represent, and any documents concerning the Company’s customers, operations, products or processes (actual or prospective) or concerning any other aspect of the Company’s business (actual or prospective) and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information as defined in the Employment Agreement, except that Employee may retain personal papers relating to Employee’s employment, compensation and benefits.

5. Complete Release. Employee hereby knowingly and voluntarily releases and forever discharges the Company, any related companies, and the former and current employees, officers, agents, directors, shareholders, investors, attorneys, affiliates, successors and assigns of any of them (the “Released Parties”) from all liabilities, claims, demands, rights of action or causes of action Employee had, has or may have against any of the Released Parties, including but not limited to, any claims or demands based upon or relating to Employee’s employment with the Company or the cessation of that employment. This includes, but is not limited to, a release of any rights or claims Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local laws or regulations prohibiting employment discrimination or retaliation. This also includes, but is not limited to, a release by Employee of any claims for wrongful discharge, breach of contract, or any other statutory, common law, tort, contract, or negligence claim that Employee had, has or may have against any of the Released Parties. This release covers both claims that Employee knows about and those claims Employee may not know about. Employee further acknowledges that Employee has received compensation for all hours worked in accordance with applicable state and federal laws.

Neither this Section, nor any other Section in this Agreement or the Employment Agreement, waives or releases (i) Employee’s right, if any, to payment of vested qualified retirement benefits under the Company’s ERISA plans; (ii) the right, if any, to continuation in the Company’s medical plans as provided by COBRA; (iii) the right to bring any claims under the ADEA which arise after the date that Employee executes this Agreement, provided, however, that Employee acknowledges that the decision to cease Employee’s employment with the Company occurred prior to Employee’s execution of this Agreement; (iv) Employee’s eligibility, if any, for indemnification and/or advancement of expenses in accordance with any applicable Company Bylaws, if any; (v) Employee’s rights, if any, to coverage under directors’ and officers’ liability insurance policy or policies of the Company and its subsidiaries and affiliates; or (vi) Employee’s rights under this Agreement. Nothing in this Section 5, nor any other provision of this Agreement, waives or affects Employee’s right to file a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or to provide information to, or participate as a witness in, an investigation undertaken or a proceeding initiated by the EEOC. However, Employee waives Employee’s right to monetary or other recovery, including attorney’s fees, should Employee or any federal, state or local administrative agency pursue any claims on Employee’s behalf arising out of Employee’s employment or the conclusion of Employee’s employment with the Company.

Notwithstanding the foregoing, the parties agree that nothing in this Agreement shall be construed to prohibit the exercise of any rights by either party that such party may not waive as a matter of law.

6. No Future Lawsuits. To the fullest extent allowed by law, Employee promises never to file a lawsuit asserting any claims that are released in Section 5. In the event Employee breaches this Section 6, Employee shall pay to the Company all of its expenses incurred as a result of such breach, including but not limited to, reasonable attorney’s fees and expenses. Notwithstanding the foregoing, the parties acknowledge and agree that this Agreement and this Section 6 shall not be construed to prohibit the exercise of any rights by Employee that Employee may not waive or forego as a matter of law.

7. Disclaimer of Liability. This Agreement and the payments and performances hereunder and/or the Employment Agreement are made solely to assist Employee in making the transition from employment with Company, and are not and shall not be construed to be an admission of liability, an admission of the truth of any fact, or a declaration against interest on the part of Company.

8. Restrictive Covenants. Employee understands that the restrictions and other provisions provided for in Article III of the Employment Agreement survive the Employment Agreement and are incorporated hereto by reference with such updates or revisions, if any, as are reasonably required, in the discretion of the Company and/or its counsel, for such provisions to remain enforceable under Virginia law in effect as of the date of this Agreement. Employee further understands that (i) the Company would not have consummated this Agreement or the Employment Agreement but for the covenants contained in Article III of the Employment Agreement and (ii) the provisions of Article III of the Employment Agreement are reasonable and necessary to preserve the business of the Company.

9. Cooperation. Employee agrees that for a period of ten (10) years following the Separation Date, Employee shall have a continuing duty to fully and promptly cooperate with the Company and its legal counsel upon reasonable notice by providing any and all reasonably requested information and assistance concerning any legal or business matters that in any way relate to Employee’s actions or responsibilities as an employee of the Company, or to the period during Employee’s employment with the Company. Such cooperation shall include but not be limited to truthfully and in a timely manner participating and consulting concerning facts, responding to questions, providing pertinent information, providing affidavits and statements, preparing for and attending depositions, and preparing for and attending trials, hearings and other proceedings. Such cooperation shall include meeting with representatives of the Company upon reasonable notice at reasonable times and locations. The Company shall use its reasonable efforts to coordinate with Employee the time and place at which Employee's reasonable cooperation shall be provided with the goal of minimizing the impact of such reasonable cooperation on any other material pre-scheduled business or professional commitments that Employee may have. The coordination and communication from the Company to Employee regarding Employee’s cooperation shall come through the Company’s General Corporate Counsel. The Company shall reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in compliance with this Section, including any reasonable travel expenses incurred by Employee in providing such assistance; such reimbursements shall be at the discretion of the Company, as guided by the Company’s interpretation of the business expense reimbursement policies provided for in the Company’s then-applicable general employee handbook. As part of the consideration provided to Employee under this Agreement, Employee shall provide cooperation to the Company at no additional cost to the Company. At no time subsequent to the Separation Date shall Employee be deemed to be a contractor or employee of the Company.

10. Enforcement. Employee agrees that the Company has a legitimate business interest to protect justifying the covenants reiterated or set forth in Sections 8 and 9. Such legitimate business interests include: (i) trade secrets, (ii) valuable Confidential Information that does not otherwise qualify as a trade secret, (iii) substantial relationships with prospective or existing Customers, (iv) Customer goodwill, and (v) preservation of the brands with which Employee has operated. For purposes of the Company obtaining specific performance and/or injunctive relief, Employee acknowledges that irreparable injuries shall be presumed in the event that Employee violates Employee’s covenants herein contained. Because Employee’s services are unique and because Employee has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of Sections 8 and 9 of this Agreement, the Company and its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions in Sections 8 or 9 hereof. In addition to the foregoing, if any action should have to be brought by the Company against Employee to enforce the provisions of this Agreement, Employee recognizes, acknowledges and agrees that the Company may be entitled (without limitation) to (a) preliminary and permanent injunctive relief restraining Employee from unauthorized disclosure or use of any trade secret or Confidential Information, in whole or in part, or otherwise violating any of the restrictive covenants set forth herein, and (b) actual damages. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other legal or equity remedies available for breach or threatened breach to the provisions of this Agreement or the Employment Agreement which may otherwise be available. In the event of an alleged breach or violation by Employee of Sections 8 or 9 of this Agreement, the parties agree that the court, in its discretion, may toll the Restricted Period during the period of the breach.

11. Claim for Reinstatement. Employee agrees to waive and abandon any claim to reinstatement with Company.

12. Statements Regarding Company and/or Employment.

A. Employee agrees not to do or say anything, directly or indirectly, that reasonably may be expected to have the effect of criticizing or disparaging Company, any director of Company, any of Company’s employees, officers or agents, or diminishing or impairing the goodwill and reputation of Company or the products and services it provides. Employee further agrees not to assert that any current or former employee, agent, director or officer of Company has acted improperly or unlawfully with respect to Employee or any other person regarding employment.

B. Notwithstanding the foregoing provisions of this Section 12, the Parties agree that nothing in this Agreement shall be construed to prohibit the exercise of any rights by either party that such party may not waive as a matter of law nor does this Agreement prohibit Employee, Company or Company's officers, employees and/or directors from testifying truthfully in response to a subpoena, inquiry or order by a court or governmental body with appropriate jurisdiction or as otherwise required by law.

13. Period for Review and Consideration of Agreement. Employee understands that Employee has been given a period of twenty one (21) days to review and consider this Agreement before signing it. Employee further understands that Employee may use as much of this 21-day period as Employee wishes prior to signing.

14. Employee’s Right to Revoke Agreement. Employee may revoke this Agreement within seven (7) days of Employee’s signing it. Revocation can be made by delivering a written notice of revocation to the Senior Vice President, Human Resources, 3000 John Deere Road, Toano, Virginia 23168. For this revocation to be effective, written notice must be received by the Senior Vice President, Human Resources, no later than the close of business on the seventh day after Employee signs this Agreement. If Employee has not revoked the Agreement, the eighth (8th) day after Employee signs this Agreement shall be the Effective Date for purposes of this Agreement.

15. Encouragement to Consult with Attorney. Employee is encouraged to consult with an attorney before signing this Agreement.

16. Execution of Documents. Each of the parties hereto shall execute any and all further documents and perform any and all further acts reasonably necessary or useful in carrying out the provisions of this Agreement.

17. Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

18. Acknowledgment. Employee acknowledges that Employee has signed this Agreement freely and voluntarily without duress of any kind. Employee has conferred with an attorney or has knowingly and voluntarily chosen not to confer with an attorney about the Agreement.

19. Entire Agreement. This Agreement and the Employment Agreement contain the entire understanding of the parties concerning the subject matter of those agreements. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by all parties.

20. Successorship. It is the intention of the parties that the provisions hereof are binding upon, and inure to the benefit of, the parties, their employees, affiliates, agents, heirs, estates, successors and assigns forever.

21. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

22. Arbitration of Disputes. Except as to a request for an injunction or similar equitable relief as provided in Section 10, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be fully and finally settled by arbitration administered by the American Arbitration Association in accordance with its National Rules for the Arbitration of Employment Disputes then in effect (“AAA Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by one arbitrator either mutually agreed upon by the Company and Employee or chosen in accordance with the AAA Rules. The place of arbitration shall be the City of Richmond, Virginia. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have freely and voluntarily executed this Agreement in a manner so as to be binding on the dates stated below.

EMPLOYEE

Date	Employee

LUMBER LIQUIDATORS, INC.

By:
Date
Its: